Exhibit 99.01

Press Release

Available for Immediate Publication: July 30, 2014

First National Bank of Northern California Reports Second Quarter 2014 Earnings of $0.39 Per Diluted Share

Source:FNB Bancorp (CA) (QTCQB:FNBG)

South San Francisco, California

Website: www.fnbnorcal.com

Contacts:

Tom McGraw, Chief Executive Officer (650) 875-4864

Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (QTCQB: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the second quarter of 2014 of $1,629,000 or $0.39 per diluted share, compared to net earnings available to common shareholders of $1,207,000 or $0.30 per diluted share for the second quarter of 2013. During the second quarter of 2014, FNB Bancorp signed a definitive agreement and submitted an application to the Office of the Comptroller of the Currency to purchase Valley Community Bank in an all stock transaction. This acquisition is expected to close during the fourth quarter of 2014.

“During the second quarter of 2014, the Bank experienced strong deposit growth. Most of the higher rate interest-bearing brokered time deposits acquired in our Oceanic Bank acquisition have matured. Overall, our deposit portfolio has performed in line with expectations, with reductions in certificates of deposit more than offset by increases in DDA, NOW and MMDA accounts. During the second quarter of 2014, there was a decrease of $18,000,000 in our outstanding wholesale borrowings obtained from the Federal Home Loan Bank, which totaled $7,000,000 as of June 30, 2014. The Bank intends to use and repay outstanding borrowings as needed in order to stay fully invested in our loan and investment portfolios in the near term. Loan originations slowed during the second quarter of 2014 in comparison to the first quarter of the year, but yields have held steady. During the second quarter of 2014, the Bank realized a $1.1 million recovery from a single credit relationship that was credited to the Bank’s Allowance for Loan Loss, giving us further evidence that the worst of the credit issues caused by the last recession are now behind us,” stated Tom McGraw, Chief Executive Officer.

Financial Highlights: Second Quarter, 2014	(Unaudited)
	Three months	Three months	Six months	Six months
Consolidated Statements of Earnings	ended	ended	ended	ended
(in ’000s except share and earnings per share	June 30,	June 30,	June 30,	June 30,
amounts)	2014	2013	2014	2013

Interest income	$9,267	$9,366	$18,244	$18,755
Interest expense	(555)	(639)	(1,024)	(1,321)
Net interest income	8,712	8,727	17,220	17,434
Provision for loan losses	—	(510)	(75)	(1,110)
Noninterest income	980	1,084	2,026	2,068
Noninterest expense	(7,210)	(7,385)	(14,052)	(15,124)
Income before provision for income taxes	2,482	1,916	5,119	3,268
Provision for income tax	(853)	(537)	(1,656)	(959)
Net earnings	1,629	1,379	3,463	2,309
Dividends and discount accretion on preferred stock	—	(172)	(170)	(330)
Net earnings available to common shareholders	$1,629	$1,207	$3,293	$1,979

Basic earnings per share	$0.40	$0.31	$0.82	$0.51
Diluted earnings per share	$0.39	$0.30	$0.80	$0.49

Average assets	$898,817	$904,421	$894,211	$899,231
Average equity	$89,063	$93,938	$88,863	$94,654
Return on average assets (annualized)	0.72%	0.53%	0.74%	0.44%
Return on average equity (annualized)	7.32%	5.14%	7.41%	4.18%
Efficiency ratio	74%	75%	73%	78%
Net interest margin (taxable equivalent)	4.11%	4.39%	4.25%	4.41%
Average shares outstanding	4,029	3,919	4,007	3,911
Average diluted shares outstanding	4,159	4,003	4,142	4,000

Financial Highlights: Second Quarter, 2014	(Unaudited)	*	(Unaudited)	*
	As of	As of	As of	As of
Consolidated Balance Sheets	June 30,	December 31,	June 30,	December 31,
(in ’000s)	2014	2013	2013	2012

Assets:
Cash and cash equivalents	$21,682	$14,007	$23,698	$27,861
Interest-bearing time deposits with other financial institutions	4,461	5,543	8,473	13,216
Securities available for sale, at fair value	267,795	263,988	281,422	234,945
Loans, net	560,432	552,343	531,238	541,563
Premises, equipment and leasehold improvements, net	12,429	12,512	12,699	12,706
Other real estate owned, net	754	5,318	6,675	6,650
Goodwill	1,841	1,841	1,841	1,841
Other equity securities	5,576	5,300	5,300	5,464
Accrued interest receivable	3,674	3,808	3,886	3,760
Prepaid expenses	504	701	718	1,372
Bank owned life insurance	12,337	12,151	11,975	11,785
Other assets	13,945	14,418	13,563	14,177
Total assets	$905,430	$891,930	$901,488	$875,340

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$286,017	$279,269	$269,369	$253,849
Savings and money market	397,457	370,194	385,017	343,437
Time	106,748	124,152	148,414	171,066
Total deposits	790,222	773,615	802,800	768,352
Federal Home Loan Bank advances	7,000	15,000	—	—
Note payable	5,850	—	—	—
Accrued expenses and other liabilities	11,215	9,066	8,597	11,630
Total liabilities	814,287	797,681	811,397	779,982
Stockholders’ equity	91,143	94,249	90,091	95,358
Total liab. and stockholders’ equity	$905,430	$891,930	$901,488	$875,340

* Taken from the audited annual financial statements

Other Financial Information
Allowance for loan losses	$10,859	$9,879	$9,745	$9,124
Nonperforming assets	$6,217	$12,669	$18,527	$19,124
Total gross loans	$571,291	$562,222	$540,983	$550,687

“During the second quarter, the Bank continued to improve our capital position through the retention of earnings, even after an increase of $0.01 per share in the quarterly cash dividend declared to $0.11 per share. Total assets grew at an annualized rate of less than 2% during the quarter which helped the Bank improve our Tier 1 leverage capital ratio to 10.06% as of June 30, 2014. The Bank remains ‘well capitalized’ in all regulatory capital calculations and we have sufficient capital resources to be able to pursue potential acquisitions that may benefit the bank in this environment. To be successful, we understand that we must continually meet or exceed our customers’ expectations. For over 50 years, we have built our organization around the idea that we must earn our customers’ business,” continued CEO Tom McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.